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FOR IMMEDIATE RELEASE                                               May 13, 1998

                          GETTY ANNOUNCES $75 MILLION
                             CONVERTIBLE PLACEMENT

Getty Images, Inc (NASDAQ: GETY) today announced that it intends to offer $75 million of convertible subordinated notes in a private placement under Rule 144A of the Securities Act of 1933. The company presently anticipates that it will complete the offering in May, subject to market conditions. Getty intends to use the net proceeds of the offering to repay bank debt, and for general corporate purposes, including capital expenditures, possible acquisition of complementary assets and working capital requirements.

The Notes, which will be convertible into the company's common stock, will be due in 2003. The Notes are subject to a three year no-call provision. The Notes will not be registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary trading under Rule 144A of the Securities Act of 1933. The company will agree to file a shelf registration statement in respect of the Notes and the Common Stock issuable upon conversion thereof. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Getty Images is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images' high quality visual content collections are: (i) Allsport, a leading world-wide sports picture agency; (ii) Energy Film Library, one of the world's leading stock footage companies; (iii) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (iv) Liaison Agency, a leading North American news and reportage agency; (v) PhotoDisc, a world leader in digital stock photography and electronic delivery; and (vi) Tony Stone Images, one of the world's leading providers of contemporary stock photography. Further information is available from the group's website at WWW.GETTY-IMAGES.COM.

ENQUIRIES:

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GETTY IMAGES                          JONATHAN KLEIN         44 171) 544
                                      3381
                                      Chief Executive Officer

                                      COLETTE FUREY          (44 171) 544
                                      3391
                                      Group Communications Manager

Taylor Rafferty                       Jim Prout              (1 212) 889
                                      4350
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